Exhibit 99.1

Adamas Reports Third Quarter 2020 Financial Results
Third quarter 2020 total revenues of $20.2 million, a 45% increase over third quarter 2019
Third quarter 2020 GOCOVRI® product sales of $19.0 million, a 36% increase over third quarter 2019
Total paid prescriptions of 7,930, a 19% increase over third quarter 2019

EMERYVILLE, Calif., November 5, 2020 -- Adamas Pharmaceuticals, Inc. (Nasdaq: ADMS), a company dedicated to developing and delivering medicines that make a meaningful difference to people affected by neurological diseases, today reported financial results for the third quarter ended September 30, 2020, and recent corporate highlights.
“Adamas continues to embrace operational excellence and delivered a strong performance in a complex environment. Our employees remain steadfast in their mission to serve the patient community which is particularly vulnerable during the pandemic,” said Neil F. McFarlane, Chief Executive Officer. “We have bolstered the Company’s leadership to accelerate growth and I remain confident in the long-term outlook of our business and in our ability to provide benefit to patients and value to shareholders.”
Portfolio highlights
•Total revenues were $20.2 million in the third quarter of 2020, an increase of 45% as compared to $13.9 million in the third quarter of 2019.
•GOCOVRI product sales were $19.0 million in the third quarter of 2020, an increase of 36% as compared to $13.9 million in the third quarter of 2019.
•Total paid prescriptions (TRx) of GOCOVRI were approximately 7,930 in the third quarter of 2020, a 19% increase over approximately 6,640 TRx in the third quarter of 2019. Third quarter TRx decreased 3% as compared to second quarter 2020 TRx of approximately 8,150, reflecting the impact of lower new paid prescriptions (NRx) in the prior quarter from reduced patient access to health care providers. Strong patient persistence of 45%-50% at 12 months continued in the third quarter of 2020.
•New paid prescriptions (NRx) of GOCOVRI were approximately 430 in the third quarter of 2020, a 16% increase over NRx of approximately 370 in the second quarter of 2020, reflecting a slight improvement in patient access to health care providers in an environment impacted by COVID-19.
•Post-hoc data analyses presented at the 2020 Movement Disorder Society Congress show GOCOVRI may reduce OFF time in Parkinson’s disease patients with dyskinesia, with prolonged effects for at least two years.
•The U.S. Food and Drug Administration approved the supplemental new drug application to add AMSA S.p.A. as a secondary supplier of active pharmaceutical ingredients for GOCOVRI.
•The Company recognized $1.2 million of royalty revenue on net sales of NAMZARIC® in the third quarter of 2020.
Corporate highlights
•Strengthened leadership team with the addition of Adrian Quartel, M.D., Chief Medical Officer, and Jill Jene, Head of Corporate Development, as well as the appointment of Anna Richo to the board of directors.

•Entered into a Memorandum of Understanding to settle one of the Company’s previously disclosed class-action lawsuits in the California Superior Court for the County of Alameda. The payment of $7.5 million, which will be paid by the Company’s Director & Officer liability insurance, resolves claims asserted against the Company, its officers, directors and the other defendants. This settlement agreement remains subject to approval by the California State Court. A final non-appealable closure of this court action is expected mid-2021.
Financial results
Revenue
Total revenue was $20.2 million for the third quarter of 2020, consisting of GOCOVRI product sales of $19.0 million and royalty revenue earned on net sales of NAMZARIC of $1.2 million. GOCOVRI product sales were up 36% compared to $13.9 million in the same period in 2019.
Research and Development (R&D) expenses
R&D expenses for the third quarter of 2020 were $2.3 million, compared to $6.0 million for the same period in the prior year. R&D expenses in the third quarter of 2020 substantially relate to the ongoing open-label study which will conclude by the end of 2020. The decrease in R&D expenses from the prior year quarter was primarily due to the completion of the Phase 3 INROADS trial for the treatment of multiple sclerosis patients with walking impairment at the end of 2019.
Selling, General and Administrative (SG&A) expenses
SG&A expenses for the third quarter of 2020 were $26.1 million, compared to $31.2 million for the same period in the prior year. SG&A expenses in the third quarter of 2020 were primarily attributable to sales force costs and external spend dedicated to GOCOVRI commercialization and the related administrative support. The decrease from prior year quarter was primarily attributable to certain one-time charges related to personnel transitions incurred in the third quarter of 2019.
Net loss
Net loss was $11.9 million, or $0.42 per share, basic and diluted, for the third quarter of 2020, compared to a net loss of $27.6 million, or $0.99 per share, basic and diluted, for the third quarter of 2019. Net loss for the third quarters of 2020 and 2019 included $1.6 million and $4.5 million, respectively, in non-cash stock-based compensation expense.
Cash and investments
As of September 30, 2020, the Company had $92.5 million of cash, cash equivalents and available-for-sale securities, compared to $132.6 million at December 31, 2019.

Full year 2020 expense guidance
The Company is updating its full year 2020 guidance for R&D, SG&A and stock-based compensation expenses as set forth below:

	Current (as of November 5, 2020)	Previous (as of August 6, 2020)
R&D expenses	$9 million -- $11 million[1]	$8 million -- $12 million
SG&A expenses	$100 million -- $110 million[2]	$105 million -- $115 million
Total operating expenses	$109 million -- $121 million[3]	$113 million -- $127 million
1Includes stock-based compensation expense of $1 million.
2Includes stock-based compensation expense of $6 million.
3Includes stock-based compensation expense of $7 million.

Investor conference call and webcast
Adamas will host a conference call and webcast today, November 5, 2020, at 4:30 p.m. ET (1:30 p.m. PT). The conference call may be accessed by dialing (844) 215-3280 (U.S./Canada) or (484) 747-6383 (international) using the ID 1578986. The webcast can be accessed live via the investor section of the Adamas website at http://ir.adamaspharma.com/events-presentations and will be available for replay until December 5, 2020.
About GOCOVRI®
GOCOVRI® (amantadine) extended release capsules is the first and only FDA-approved medicine indicated for the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy, with or without concomitant dopaminergic medications. It is also the only medicine clinically proven to reduce both dyskinesia and OFF.
Taken once daily at bedtime, GOCOVRI provides an initial lag and a slow rise in amantadine concentration during the night, resulting in a high concentration from the morning and throughout the waking day. Additionally, in the clinical trials, the adjunctive use of GOCOVRI did not require dose changes to dopaminergic therapies. The most commonly observed adverse reactions with GOCOVRI were hallucinations, dizziness, dry mouth, peripheral edema, constipation, falls and orthostatic hypotension.
For more information about GOCOVRI, please visit www.GOCOVRI.com.
NAMZARIC®
For more information, please visit www.NAMZARIC.com.
About Adamas
At Adamas our vision is clear - to deliver innovative medicines that reduce the burden of neurological diseases on patients, caregivers and society. We are a fully-integrated company focused on growing a portfolio of therapies to address a range of neurological diseases. For more information, please visit www.adamaspharma.com.

Forward-looking statements
Statements contained in this press release regarding matters that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements contained in this press release regarding Adamas’ expectations of its full year 2020 expenses. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied by such forward-looking statements. For a description of risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements, including risks relating to Adamas’ research, clinical, development and commercial activities relating to GOCOVRI and ADS-5102, and the regulatory and competitive environment and Adamas’ business in general, see Adamas’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2020, particularly under the caption “Risk Factors.” In addition, the impact that the current COVID-19 pandemic is having and will have on demand for GOCOVRI, and the unknown duration and severity of the COVID-19 pandemic, add additional risk and uncertainty to these forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Adamas undertakes no obligation to update any forward-looking statement in this press release, except as required by law.

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Contact:

Investors:	Media:
Peter Vozzo	Sarah Mathieson
Westwicke	Vice President of Corporate Communications
443-213-0505	510-450-3528
peter.vozzo@westwicke.com	smathieson@adamaspharma.com

— Financial Tables Attached —

Adamas Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Product sales	$18,970	$13,933	$51,405	$38,289
Royalty revenue	1,206	—	2,046	—
Total revenues	20,176	13,933	53,451	38,289
Costs and operating expenses:
Cost of product sales	488	929	1,441	2,027
Research and development	2,333	6,042	7,348	24,854
Selling, general and administrative, net	26,120	31,180	73,849	84,084
Total costs and operating expenses	28,941	38,151	82,638	110,965
Loss from operations	(8,765)	(24,218)	(29,187)	(72,676)
Interest and other income, net	355	512	654	1,969
Interest expense	(3,506)	(3,876)	(10,597)	(11,404)
Net loss	$(11,916)	$(27,582)	$(39,130)	$(82,111)
Net loss per share, basic and diluted	$(0.42)	$(0.99)	$(1.39)	$(2.97)
Weighted average shares used in computing net loss per share, basic and diluted	28,376	27,778	28,200	27,605

Adamas Pharmaceuticals, Inc.
Unaudited Consolidated Balance Sheet Data
(in thousands)

	September 30, 2020	December 31, 2019
Cash, cash equivalents, and available-for-sale securities	$92,477	$132,607
Total assets	132,801	162,158
Total current liabilities	31,486	26,948
Long-term debt	126,573	125,674
Total liabilities	167,419	163,051
Total stockholders’ deficit	(34,618)	(893)